CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our Firm under the heading "Auditor" in the Statement of Additional Information of Fidelity New York Municipal Trust: Spartan New York Municipal Income Fund which is included in Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A.



 /s/Deloitte & Touche LLP
 Deloitte & Touche LLP
Boston, Massachusetts
March 19, 1999